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Exhibit 10.38

ADDENDUM TO THE
GILEAD SCIENCES, INC.
DEFERRED COMPENSATION PLAN
JULY 19, 2001

        This Addendum to the Gilead Sciences, Inc. Deferred Compensation Plan (the "Plan") and its Adoption Agreement (the "Adoption Agreement") is effective concurrent with the initial adoption of the Plan by the Board of Directs of Gilead Sciences, Inc. and is intended to set forth certain provisions of the Plan and the Adoption Agreement. The Addendum has been prepared as a separate document at the request and for the convenience of the Plan's recordkeeper and not for any legal or regulatory reason.

Adoption Agreement

        1.    Section 1.3(a) of the Adoption Agreement is deleted in its entirety and replaced with the following:

          (a)    Only those Employees and Non-Employee Directors listed in Attachment A will be eligible to participate in the Plan.

        2.    Section 1.4 of the Adoption Agreement is amended by adding the following new paragraphs at the end of the section:

          For purposes of determining Contributions under the Plan, Annual Retainer shall be defined in Section 2.1(a)(28).

          For purposes of determining Contributions under the Plan, Bonus shall be defined in Section 2.1(a)(29).

          For purposes of determining Contributions under the Plan, Salary shall be defined in Section 2.1(a)(31).

        3.    Section 1.5(a) of the Adoption Agreement is deleted in its entirety and replaced with the following:

          (a)    Deferral Contributions.    The Employer shall make a Deferral Contribution in accordance with Section 4.1 on behalf of each Participant who has an executed Salary/Bonus/Annual Retainer reduction agreement in effect with the Employer for the Plan Year (or portion of the Plan Year) in question, not to exceed:

      (1)
      70% of Salary for that Plan Year; and/or

      (2)
      100% of Bonus for that Plan Year; and/or

      (3)
      100% of the Annual Retainer for that Plan Year.

        4.    Section 1.6 of the Adoption Agreement is deleted in its entirety and replaced with the following:

          (a)    Normal Distribution.    A Participant may elect to receive a distribution or commence distributions from his Account pursuant to Section 8.2 upon attainment of one of the following ages and may further elect to receive a distribution from his Account pursuant to Section 8.2 either (i) five (5) years following the date of the Participant's termination of service with the Employer, (ii) two

  (2) years following the date of such termination or (iii) immediately following the date of such termination:

                      75
                      70
                      65
                      60
                      55
                      50

          (b)    Early Distribution.    Notwithstanding a Participant's election to receive a distribution as set forth in Section 1.6(a) above, pursuant to Section 7.9 of the Plan a Participant may elect at any time to receive an Early Distribution of all or a portion of his Account; provided, however, that a Participant will receive only 90% of the portion of his Account balance requested to be distributed, and the remaining 10% will be forfeited permanently to the Employer; provided further, however, that if a Participant withdraws any portion of his Account balance, he will be barred from further participation in the Plan until the first day of the Plan Year following the conclusion of a twelve (12) month period beginning on the date the early distribution occurs.

Plan Document

        5.    The Table of Contents is revised in accordance with this Addendum to the Gilead Sciences, Inc. Deferred Compensation Plan.

        6.    The Preamble of the Plan is deleted in its entirety and replaced with the following:

          It is the intention of the Employer to establish herein an unfunded plan maintained solely for the purpose of providing deferred compensation for non-employee members of the Board of Directors and a select group of management or highly compensated employees for purposes of Title I of ERISA.

        7.    Section 2.1(a)(6) of the Plan is amended by replacing "402(a)(8)" with "402(e)(3)." Section 2.1(a)(6) of the Plan is further amended by adding the following new sentence at the end of the first paragraph:

          Notwithstanding the foregoing, Compensation shall not include employee referral awards or severance payments.

        8.    Section 2.1(a)(15) of the Plan is deleted in its entirety and replaced with the following:

    (15)
    [Reserved.]

        9.    Section 2.1(a)(17) of the Plan is deleted in its entirety and replaced with the following:

    (17)
    "Participant" means any Employee or Non-Employee Director who participates in the Plan in accordance with Article 3 hereof.

        10.  A new Section 2.1(a)(28) of the Plan is added as follows:

    (28)
    "Annual Retainer" means the annual retainer paid to a Non-Employee Director.

        11.  A new Section 2.1(a)(29) of the Plan is added as follows:

    (29)
    "Bonus" means an Employee's bonus paid pursuant to the Company's Management Bonus Plan.

        12.  A new Section 2.1(a)(30) of the Plan is added as follows:

    (30)
    "Non-Employee Director" means a non-employee member of the Board of Directors of the Employer.

        13.  A new Section 2.1(a)(31) of the Plan is added as follows:

    (31)
    "Salary" means an Employee's base salary.

        14.  A new Section 3.4 of the Plan is added as follows:

          3.4    Director Participation.    An eligible Non-Employee Director (as set forth in Section 1.3(a)) will become a Participant in the Plan on the first Entry Date after which he becomes an eligible Non-Employee Director if he has filed an election pursuant to Section 4.1. If the eligible Non-Employee Director does not file an election pursuant to Section 4.1 prior to his first Entry Date, then the eligible Non-Employee Director will become a Participant in the Plan as of the first day of a Plan Year for which he has filed an election.

        15.  Section 4.1 of the Plan is deleted in its entirety and replaced with the following:

          4.1    Deferral Contributions.    Each Participant may elect to execute a Salary/Bonus/Annual Retainer reduction agreement with the Employer to reduce his Compensation or Annual Retainer by a specified percentage not exceeding the percentage set forth in Section 1.5(a) and equal to a whole number multiple of one (1) percent. Such agreement shall become effective on the first day of the period as set forth in the Participant's election. The election will be effective to defer Compensation or Annual Retainer relating to all services performed in the Plan Year. A new election must be made prior to each Plan Year in order for a Participant to continue participation in the Plan for that Plan Year. A new election, other than the Participant's initial election under the Plan, will be effective as of the first day of the following Plan Year and will apply only to Compensation or Annual Retainers payable with respect to services rendered after such date. Amounts credited to a Participant's Account prior to the effective date of any new election will not be affected and will be paid in accordance with that prior election. The Employer shall credit an amount to the Account maintained on behalf of the Participant corresponding to the amount of the Compensation or Annual Retainer reduction. Under no circumstances may a Salary/Bonus/Annual Retainer reduction agreement be adopted retroactively. A Participant may not revoke a Salary/Bonus/Annual Retainer reduction agreement for a Plan Year during that year.

        16.  Section 7.1 of the Plan is deleted in its entirety and replaced with the following:

          7.1    Distribution Election.    Each Participant shall designate on his Salary/Bonus/Annual Retainer reduction agreement election form timing and method of the distribution of Plan benefits as provided in Article 8 hereof.

        17.  A new Section 7.8 of the Plan is added as follows:

          7.8    Definition of Hardship.    "Hardship" means any severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or the Participant's dependent (as defined in Section 152(a) of the Code), loss of the Participant's property due to casualty, or other similar extraordinary and unforeseen circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute an unforeseeable emergency will depend on the facts of each case, but, in any case, payment may not be made to the extent that such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise; (ii) by liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship; or (iii) by cessation of deferrals under the Plan. Furthermore, examples of events that would not be considered unforeseeable emergencies include the need to send a Participant's child to college or the desire to purchase a home.

        18.  A new Section 7.9 of the Plan is added as follows:

          7.9    Effect of Early Distribution.    If a Participant, pursuant to Section 1.6(d), elects to receive a distribution of all or a portion of his Account on a date prior to that established under the Plan, including the Adoption Agreement and the Participant's election form, the amount distributed shall equal 90% of the portion of the Participant's Account balance requested to be distributed, and the remaining portion shall be treated as forfeited by the Participant; provided, however, that if a Participant withdraws any portion of his Account balance, he will be barred from further participation in the Plan until the first day of the Plan Year following the conclusion of a twelve (12) month period beginning on the date the early distribution occurs.

        19.  Section 8.1 of the Plan is deleted in its entirety and replaced with the following:

          8.1    Distribution of Benefits to Participants and Beneficiaries.

      (a)
      Distributions under the Plan to a Participant or to the Beneficiary of the Participant shall be made under a systematic withdrawal plan (installment(s)) not exceeding 10 years or, if elected by the Employer in Section 1.10 and specified in the Participant's deferral election, in a lump sum.

      (b)
      Distributions under a systematic withdrawal plan must be made in substantially equal annual, or more frequent, installments, in cash over a period certain which does not exceed 10 years. A systematic withdrawal plan may include a plan whereby one installment is elected.

        20.  Section 8.2 of the Plan is deleted in its entirety and replaced with the following:

          8.2    Determination of Timing and Method of Distribution.    The Participant will elect the timing and method of distribution of Plan benefits to himself and the timing and method of distribution to his Beneficiary. Such election will be made at the time the Participant makes a deferral election. Such election shall apply to all amounts deferred in the applicable Plan Year. A Participant may modify the election made under this Section 8.2 by submitting a completed and executed form provided for such purpose; provided, however, that such change shall not be given any effect unless a full calendar year passes between the date on which such election form is submitted and the date of the distribution designated on such form. If the Participant does not elect the method of distribution to him or his Beneficiary, the method shall be a single installment payment. If the Participant does not elect the timing of distribution to him or his Beneficiary, the Participant's account balance will be distributed upon his termination of service with the Company.

        21.  Section 9.4 of the Plan is deleted in its entirety and replaced with the following:

          9.4    Distribution upon Termination of the Plan.    Upon termination of the Plan, no further Deferral Contributions or Matching Contributions shall be made under the Plan. In addition, upon termination of the Plan, the Board of Directors of the Employer may, in its sole discretion, determine whether or not Participants' Accounts maintained under the Plan will be immediately distributed in a single lump sum or continue to be governed by the terms of the Plan until paid out in accordance with the terms of the Plan and each Participant's election under Section 7.1 of the Plan.

        22.  A new Section 10.8 of the Plan is added as follows:

          10.8    Establishment of Trust.    The Employer shall be responsible for the payment of all benefits under the Plan. At its discretion, the Employer may establish one or more grantor trusts for the purpose of providing for the payment of benefits under the Plan; provided, however, that the establishment of such a trust shall not affect the status of the Plan as an unfunded plan. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Employer's creditors in the event of its bankruptcy or insolvency. Benefits paid to the Participants from any such trust shall be considered paid by the Employer for purposes of meeting the obligations of the Employer under the Plan. Notwithstanding the establishment of a trust, the Employer reserves the right at any time and from time to time to pay Plan benefits to Participants or their Beneficiaries in whole or in part from sources other than the Trust, in which case upon the Employer's request, the Employer shall receive a distribution from the Trust in an amount equal to the amount paid by the Employer from sources other than the Trust to the Participant in satisfaction of its obligations under the Plan, provided that such distribution shall not exceed the amount of Trust assets previously allocated to such Participant or Beneficiary.

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ADDENDUM TO THE GILEAD SCIENCES, INC. DEFERRED COMPENSATION PLAN JULY 19, 2001